Crowe GHP Horwath

GHP Horwath, P.C.
Member Crowe Horwath International

1801 California Street, Suite 2200
Denver, CO 80202
+1.303.831.5000 Tel
+1.303.831.5001 Fax
www.croweghphorwath.com

December 9, 2016

Mr. Mark Gasson
President, CEO and CFO
Panex Resources Inc.
504 A Casabianca,17 Bd, du Larvotto
Monaco 98000

Dear Mr. Gasson,

We write to inform you that GHP Horwath, P.C. has chosen not to stand for re-appointment and effective the date of this letter, the client-auditor relationship between Panex Resources Inc. (Commission File No. 000-51707) and GHP Horwath, P.C. has ceased.

Sincerely,

GHP Horwath, P.C.

GHP Horwath, P.C.

cc: Office of the Chief Accountant
SECPS Letter File
Securities and Exchange Commission
SECPSletters@sec.gov
100 F Street, N.E.
Washington, D.C. 20549